Exhibit 10.30

BARONA CONSENT AGREEMENT

Parties

This Barona Consent Agreement (this “Agreement”) is made and entered into as of August 10, 2006 (the “Effective Date”) among the Barona Band of Mission Indians, also known as the Barona Group of the Capitan Grande Band of Mission Indians, a federally recognized Indian tribal entity (the “Tribe”), and Venture Catalyst Incorporated (formerly known as Inland Entertainment Corporation and Inland Casino Corporation), a Utah corporation (“VCAT”), and International Game Technology (“IGT”) a Nevada corporation. The Tribe, VCAT, and IGT are individually referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

Recitals

Whereas, the Tribe and VCAT entered into that certain Amended and Restated Consulting Agreement dated April 29, 1996, as amended and extended by Modification No. 1 to such agreement between the Tribe and VCAT dated February 17, 1998, and as further amended and extended by Modification No. 2 to such agreement between the Tribe and VCAT dated May 10, 2003 (such agreement, as twice amended and extended, the “Consulting Agreement”); and

Whereas, on January 15, 2003, VCAT provided the Tribe with a letter in which VCAT confirmed certain of the Tribe’s license and profit-sharing rights with respect to the Mariposa Software (as defined in Article 2 below) (the “2003 Letter”); and

Whereas, the terms of the 2003 Letter were incorporated into the Consulting Agreement by Modification No. 2 to the Consulting Agreement, as described above; and.

Whereas, in exchange for payment by VCAT to the Barona in the amount of $1,000,000, the Parties now desire to amend the Barona Tribe’s license to the Mariposa Software, terminate the Barona Tribe’s profit-sharing rights with respect to the Mariposa Software, and, at the same time by a separate Modification No. 3 to the Consulting Agreement (“Modification No. 3”), to further amend the Consulting Agreement as set forth in Modification No. 3; and

Whereas, the Parties understand that VCAT intends to merge (the “Merger”) with a subsidiary of IGT, with VCAT surviving the merger, and that following such merger, VCAT intends to sell certain assets, including the Consulting Agreement, to an entity to be owned and controlled by L. Donald Speer, II (“Newco”).

Therefore, the Parties agree as follows:

Terms of Agreement

Article	1. Payment of Consideration to the Tribe

In return for the Tribe’s agreement to amend the Consulting Agreement as set forth in Modification No. 3 thereto, and as provided in said Modification No. 3, and to grant the assignment of rights in Article 3.1, VCAT shall pay $1,000,000 to the Tribe on the effective date of the Merger.

Article	2. Definition of Mariposa Software

2.1 “Mariposa Software” means the end-to-end CRM software suite for the gaming, casino, and hospitality industry commonly known by the Parties as “Mariposa,” including without limitation, any and all of the following systems, modules, components and functions: data warehouse, mining and on-line analytical processing module; Player Contact and Host Management, including without limitation, wireless versions thereof; Campaign Management; Mapping or Data Visualization; customer profiling and reporting; Mariposa report writer, and the hotel version of Mariposa, and including without limitation, all versions, releases, upgrades and updates thereto, and all custom interfaces therefor.

2.2 “Campaign Management” means any and all functionality, methods, processes or tools comprising or relating to managing marketing campaigns, including but not limited to pro-forma modeling or analysis, post-campaign analysis or reporting, offer redemption analysis, campaign tracking, campaign zip code/area visualization, offer creation, offer assignment, offer modeling, direct mail management, database marketing management, applications to facilitate customer list generation or development, database segmentation for the purpose of marketing, loyalty programs, customer profiling, techniques, methods or processes to improve or refine marketing and productivity, methods, processes, or tools to create, implement, or analyze direct marketing programs, campaign data visualization, direct mail management and maintenance of historically executed campaigns, and customer or database segmentation as it relates to any of the functionalities described above.

2.3 “Mapping of Data Visualization” means any and all functionality, methods, processes, or tools, whether as a stand alone application or integrated with Campaign Management and/or Player Contact and Host Management functionality, comprising or relating to the visualization of game performance, customer and market data by geographic region, and/or as represented on or within a gaming institution’s premises and facilities, including but not limited to the visualization of such data by state, city, zip code, game location or other geographic boundary, or the location of customers, clients or players on a casino floor by tables, slot machine location, or other criteria, but excluding reports, graphs and charts in a data warehouse functionality.

2.4 “Player Contact and Host Management” means any and all functionality, methods, processes, or tools comprising or relating to host, casino, or gaming institution management of customer or player contacts, including without limitation, scheduling, monitoring and interacting, the ability to track players or customers in real time, otherwise known as “player location,” “player locator” or “player contact,” retrieval of player contact history and/or redemption data, host productivity reporting, and/or customer preference management, except reports generated from underlying third party data in a data warehouse functionality.

Article	3. Amendment of Consulting Agreement

3.1 Termination of Profit-Sharing in Mariposa Software and Assignment of Tribe’s Interest. By Modification No. 3 to the Consulting Agreement, the Tribe and VCAT have terminated all rights of the Tribe to receive any future profit-sharing or other royalties or consideration of any kind from VCAT or its successors and assigns in connection with any sale, license or other use or exploitation of the Mariposa Software after the Effective Date including, without limitation, any such rights granted to the Tribe in the Consulting Agreement. The Tribe hereby assigns to VCAT any and all right, title and interest that the Tribe may have in and to the Mariposa Software, including all copyrights and other intellectual property rights herein or related thereto.

3.2. Termination of 2003 Letter. The Parties agree and acknowledge that the 2003 Letter no longer has independent force or effect and, except to the extent its terms have been incorporated into the Consulting Agreement (as such terms are amended by this Agreement and Modification No. 3), the 2003 Letter is hereby terminated.

Article	4. Amendment of Mariposa Software License

4.1 Grant of New License to the Tribe. VCAT and IGT hereby grant to the Tribe a royalty-free, fully paid, non-exclusive (except as set forth in Article 4.3), non-transferable (without right to sublicense), perpetual license to use the Mariposa Software at the Barona Valley Ranch Resort & Casino, located at 1932 Wildcat Canyon Road, Lakeside, CA 92040 (the “Barona Casino Location”) as the Mariposa Software exists in the Tribe’s possession on the Effective Date (the “Current Mariposa Software”), including the right to receive any Mariposa Versions (as defined in Article 4.3) after the Effective Date, if and when any such Mariposa Versions are made commercially available by VCAT or IGT, but without the right to modify, create derivative works of, distribute, or reverse engineer the Mariposa Software or Mariposa Versions.

4.2 Replacement of Existing Licenses. All licenses and rights that the Tribe has with respect to the Mariposa Software including, without limitation, any such rights granted to the Tribe in the Consulting Agreement, are hereby terminated and replaced with the license granted in Article 4.1.

4.3 Area of Exclusivity. VCAT and IGT hereby agree that, for as long as the Mariposa Software is commercially available through VCAT or IGT (the “Exclusivity Period”), the license granted to the Tribe under Article 4.1 is exclusive to the Tribe in all of San Diego County and the area within 65 miles of the Barona Casino Location (the “Exclusivity Area”). Accordingly, VCAT and IGT covenant not to license or otherwise make available to any other party whatsoever the right to use the Current Mariposa Software, or any version or release of the Mariposa Software in substantially the same form as the Current Mariposa Software, or any updates, upgrades, or patches of the Mariposa Software (collectively, “Mariposa Versions”), during the Exclusivity Period in or to any casino or other business entity operating within the Exclusivity Area. For the avoidance of doubt, the foregoing restriction shall not prevent VCAT or IGT from incorporating or integrating the Mariposa Software, or components of the Mariposa Software, into or with other VCAT or IGT products and distributing or licensing such products in the Exclusivity Area during the Exclusivity Period.

4.4 Maintenance and Support Services. All rights of the Tribe under this Agreement or the Consulting Agreement to receive any support, maintenance, updates, upgrades, repair or other services from VCAT and/or IGT with respect to the Mariposa Software shall continue in perpetuity until such time as maintenance and support services with respects to the Mariposa Software are no longer provided by VCAT or IGT to any customer of VCAT or IGT.

4.5 Testing and Marketing Platform Condition. Notwithstanding the terms and durations stated in Articles 4.1, 4.3 and 4.4 with respect to the Tribe’s rights under such articles, all rights of the Tribe and obligations of VCAT and IGT under such articles shall continue only for as long as the Tribe makes available the Tribe’s gaming operation to IGT and VCAT as a testing and marketing platform for the Mariposa Software and other IGT system products.

Article	5. Representations and Warranties

5.1 Authority. The Tribe represents and warrants that (a) it has the right, authority and capacity to enter into this Agreement and to assign the rights assigned under Article 3.1 and (b) it has not entered into any agreement or arrangement in conflict with any of the provisions of this Agreement.

5.2. Grant of Licenses. The Tribe represents and warrants that it has granted no licenses with respect to the Mariposa Software to any party.

Article	6. Term

The term of this Agreement shall be perpetual, but may be amended by the Parties by written instrument duly executed by each Party.

Article	7. Dispute Resolution and Governing Law

7.1 Governing Law. This Agreement is entered into and is to be governed by, interpreted and enforced pursuant to the laws of the State of Nevada, without regard to its conflicts of laws principles.

7.2 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Nevada or the State of California or any Nevada or California state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any courts other than a federal or state court sitting in the State of Nevada or the State of California.

7.3 Limited Waiver of Sovereign Immunity. Nothing in this Agreement shall be construed as a waiver of the sovereign immunity of the Tribe, except that the Tribe agrees to a limited waiver of its tribal sovereign immunity in favor of only VCAT and IGT, and no other party whatsoever, solely to the extent necessary for VCAT and/or IGT to engage in litigation or arbitration to enforce the express obligations undertaken by the Tribe toward VCAT and/or IGT under the express terms of this Agreement. In any such arbitration or litigation, the only relief available will be an injunction to require the Tribe to perform the explicit obligations that it has expressly undertaken in this Agreement toward VCAT or IGT, but no money damages or consequential, exemplary, or punitive damages. The Tribe represents and warrants that it has the power and authority to grant such a waiver, and further agrees to consent to the jurisdiction of the applicable court or arbitration forum as set forth in this Article 7.

7.4 Costs. If either Party files for arbitration or brings suit against the other Party to enforce the terms of this Agreement, the losing Party shall pay the prevailing Party the reasonable costs and expenses incurred in such action, including reasonable attorneys’ fees and expenses.

Article	8. IGT as Third Party Beneficiary

IGT is intended by the Parties to be, and shall be, a third-party beneficiary of all of VCAT’s rights under this Agreement. Accordingly, IGT shall have the right to independently enforce all of the Tribe’s obligations, representations and warranties set forth in this Agreement.

Article	9. Miscellaneous

9.1 Assignment. This Agreement is assignable by VCAT and each of its successors-in-interest to (a) IGT or any of IGT’s affiliates, (b) Newco, without the consent of the Tribe, but with notice to the Tribe of the fact of the assignment and identity of the assignee.

9.2 Consent to Assignment of Consulting Agreement. Pursuant to Section 11(a) of the Consulting Agreement, the Barona Tribe hereby consents to the assignment of the Consulting Agreement by VCAT and each of its successors-in-interest to (a) IGT or any of its affiliates, or (b) Newco.

9.3 Relationship. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between the Parties, and, except to the extent expressly provided in this Agreement, the Parties shall not have any right to obligate or bind any other Party in any manner whatsoever and, except for this Article 9, no provision of this Agreement shall give or is intended to give any rights of any kind to any third person.

9.4 No Waiver. The failure of any Party to insist upon the strict performance of any of the provisions of this Agreement, or the failure of any Party to exercise any right, option or remedy hereby reserved, shall not be construed as a waiver for the future of any such provision, right, option or remedy, or as a waiver of any subsequent breach thereof.

9.5 Entire Agreement. This Agreement, which may be executed in counterparts, constitute the entire agreement and understanding between and among the Parties with respect to the subject matter set forth herein and no other prior written or oral writings or understandings are a part hereof. This Agreement may only be modified by a written agreement signed by all Parties.

9.6. Effectiveness. This Agreement will become effective simultaneously with, and contingent upon, (1) the closing of the Transaction, as defined and used in Modification No. 3 to the Consulting Agreement, including its Modifications Nos. 1, 2, and 3, (2) the effectiveness of the assignment of the Consulting Agreement, including Modifications 1, 2, and 3, from VCAT or IGT to Newco, and (3) the consent of the Tribe’s lenders to this Agreement and to Modification No. 3 to the Consulting Agreement.

This Agreement has been duly executed in one or more counterparts by the authorized representatives of the Parties on the day and year first written above whereupon it enters into full force and effect in accordance with its terms.

BARONA BAND OF MISSION INDIANS, a federally-recognized Indian tribal entity		VENTURE CATALYST INCORPORATED, a Utah corporation

By:	/s/ RHONDA WELCH-SCALCO	By:	/s/ LLOYD D. SPEER, II
Name:	Rhonda Welch-Scalco	Name:	Lloyd D. Speer, II
Title:	Chairwoman	Title:	Chairman of the Board

INTERNATIONAL GAME TECHNOLOGY,
a Nevada corporation

By:	/s/ RICH PENNINGTON
Name:	Rich Pennington
Title:	EVP